Bacterin to Present at Lazard Capital Markets 8th Annual Healthcare
Conference on November 16, 2011

BELGRADE, MT, – October 31, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, has been invited to present at the Lazard Capital Markets 8th Annual Healthcare Conference. The conference will be held at The Pierre Hotel in New York City on November 15-16, 2011.

Bacterin’s chairman and CEO, Guy Cook, and CFO, John Gandolfo, are scheduled to present on Wednesday, November 16, 2011 at 11:30 a.m. Eastern time, with one-on-one meetings held throughout the day. Management will discuss the company’s business plan and objectives for the remainder of 2011.

The presentation will be available via webcast at www.wsw.com/webcast/lz11/bihi.ob/. A replay link will also be available for 90 days following the live presentation on the company’s website at www.bacterin.com.

Bacterin reported record revenue for the second quarter 2011 of $7.5 million, up 25% sequentially and 135% year-over-year. The company also reported its first positive EBITDA quarter of $33,000.

For more information about the conference or to schedule a one-on-one meeting with Bacterin management, contact your Lazard Capital Markets representative.

About Lazard Capital Markets
Lazard Capital Markets LLC provides corporate finance advisory services. It offers mergers and acquisitions, restructuring, and capital raising advisory services. The firm provides equity and fixed income sales and trading services. Additionally, it offers corporate underwriting services. The company was founded in 2005 and is based in New York, New York. For more information, please visit www.lazardcap.com.

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com